Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

K12 Inc.

Herndon, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 7, 2011, relating to the consolidated financial statements and schedule of K12 Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Bethesda, Maryland

December 8, 2011